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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

        PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

         Date of Report (Date of earliest event reported): May 19, 1998

                              ROBBINS & MYERS, INC.
             (Exact name of Registrant as specified in its charter)

              Ohio                           0-288             31-0424220
(State or other jurisdiction of           (Commission         (IRS Employer
incorporation or organization)            File Number)      Identification No.)


  1400 Kettering Tower, Dayton, OH                                45423
(Address of principal executive offices)                        (Zip code)

                                  937-222-2610
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)












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ITEM 5.  OTHER EVENTS

On May 19, 1998, Robbins & Myers, Inc., issued the following press release:

                            ROBBINS & MYERS ANNOUNCES
                    ISSUANCE OF $100 MILLION OF SENIOR NOTES

DAYTON, OHIO, May 19, 1998... Robbins & Myers, Inc. announced today that it has sold $100 million of its Senior Notes to institutional investors in a private placement. The Senior Notes were issued in two series, Series A in the principal amount of $70 million due May 1, 2008 and Series B in the principal amount of $30 million due May 1, 2010. The Notes have a weighted average interest rate of 6.8%. NationsBanc Montgomery Securities LLC and ING Barings Furman Selz were the placement agents for the notes.

The Company will use substantially all of the proceeds to reduce existing bank indebtedness. After application of the note proceeds, the Company will have approximately $140 million of available borrowing capacity under its $200 million Bank Credit Agreement.

Daniel W. Duval, President and Chief Executive Officer, of Robbins & Myers, Inc. stated, "The issuance of the Senior Notes, coupled with the successful public offering of $65 million in convertible subordinated notes in 1996, provides us with an appropriate capital structure and the financial resources to continue to grow our businesses.

Robbins & Myers, Inc. is an international manufacturer and marketer of superior quality fluid management products and systems serving the process industries including: specialty chemicals, pharmaceutical, oil and gas exploration and production, wastewater treatment, food and beverage, and pulp and paper. Headquartered in Dayton, Ohio, the Company has facilities in the United States, Canada, Europe, Brazil, Mexico, Singapore and joint ventures in China, India, and Taiwan.

The Company's shares are traded on the New York Stock Exchange under the symbol RBN.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            Robbins & Myers, Inc.

Date:   5/28/98                         By: /s/ Kevin J. Brown
     -------------                        -------------------------------------
                                           Kevin J. Brown, Corporate Controller